Ethanex Energy, Inc. Appoints Robert E. Dowling to Board of Directors

Basehor, KS—September 5, 2007—Ethanex Energy, Inc. (OTCBB: EHNX) today announced that Robert E. Dowling has been appointed as an independent member to its Board of Directors.

Mr. Dowling has over 20 years experience as a senior financial executive and Assurance and Advisory Business Services Partner with Ernst & Young, LLP (1985-2006), a global leader in providing accounting, tax and assurance services. Mr. Dowling has a broad range of achievements and experience in key areas of financial planning and management, including auditing and risk assessment, financial reporting and analysis, budget management and cash flow optimization and business opportunity evaluation.

Mr. Dowling was the coordinating audit partner for several clients with annual revenue in excess of a billion dollars, ensured proper implementation of Sarbanes-Oxley and led clients through successful regulatory challenges and review. He has experience in advising companies in raising capital through public debt offerings and has assisted with mergers and acquisitions due diligence.

Mr. Dowling will chair the Board of Director’s Audit Committee. Additionally, he will serve as a member of the Board’s Governance Committee. Mr. Dowling qualifies as a financial expert, satisfying NASDAQ listing requirements.

“We are delighted to have Bob Dowling join the Board of Directors,” said Al Knapp, President and CEO of Ethanex Energy. “Bob’s extensive financial management experience, along with his auditing and risk assessment background, will be an asset as he helps Ethanex in planning and implementing financial and organizational strategy. He is a respected leader with a consultative, analytical approach and proven experience helping companies achieve their key operational goals and financial targets.”

Mr. Dowling is a Certified Public Accountant, licensed in Missouri, Kansas and New York. He currently chairs the Board of Directors of the Kansas City Chapter of the March of Dimes, a position he has held since 2004. Mr. Dowling holds a B.S. degree in Accounting from Michigan State University.

About Ethanex Energy, Inc.

Ethanex Energy is a renewable energy company whose mission is to be the lowest cost producer of renewable energy by employing advanced technology in design, construction and operation of ethanol plants. The company expects to achieve this industry position through the application of next-generation feedstock technologies and use of alternative energy sources. Ethanex Energy is currently developing two ethanol production facilities located in the mid-west, with a combined production capacity of approximately 264 million gallons of ethanol per year. Ethanex Energy is concentrating its geographic focus in areas that allow access to abundant supplies of corn, alternative energy sources, transportation infrastructure and the potential for expedited permitting. Ethanex Energy’s acquisition and brownfield development strategies afford it rapid capacity development with significant operating cost advantages. Ethanex Energy is based in Basehor, Kansas with offices in Santa Rosa, California and Charleston, South Carolina. For more information about Ethanex Energy, visit www.ethanexenergy.com.

CONTACT:	Investor Relations
Leslie Turner
Ethanex Energy, Inc.
843-724-1553
l.turner@ethanexenergy.com
www.ethanexenergy.com